Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: November 17, 2006
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH: PRELIMINARY PROXY VOTE FAVORS ESMARK
WHEELING, WV, November 17, 2006 — Wheeling-Pittsburgh Corporation Chairman and CEO James G. Bradley today announced that, “We have reviewed the results of the voting for the election of directors at the Annual Meeting of Shareholders held today. Based on preliminary figures available, we expect the Esmark slate will be certified as the new Board, following verification by our independent inspector of elections.”
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation. Its headquarters is located in Wheeling, WV, with major production facilities in the Upper Ohio and Monongahela valleys. Wheeling-Pittsburgh is a holding company that, together with its several subsidiaries and joint ventures, produces steel and steel products using both integrated and electric arc furnace technology. The Company has slab making production capacity of 2.8 million short tons and hot rolling capacity of 3.4 million short tons. Approximately 65 percent of its sales are comprised of high value-added products.
This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling- Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Item 1A - Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
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